Exhibit d(2)(iv)

AMENDED AND RESTATED

SANFORD C. BERNSTEIN FUND, INC.

SHAREHOLDER SERVICING AGREEMENT

SHAREHOLDER SERVICING AGREEMENT, dated as of October 2, 2000, as amended and restated on February 26, 2003 and on November 13, 2019, between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the “Fund”), on behalf of the portfolios of the Fund (the “Portfolios”) and the classes of the Portfolios listed on attached Appendix A, as such appendix may be amended from time to time, and ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (“AB”).

In consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.

Duties of AB. AB shall provide shareholder servicing to the class of shares of the Portfolios listed on Appendix A from time to time, and/or their shareholders, including, but not limited to: (a) effecting proxy solicitations; (b) providing information to shareholders concerning their mutual fund investments, systematic withdrawal plans, dividend payments and reinvestments, shareholder account or transaction status, net asset value of shares, Portfolio performance, Fund services, plans and options, investment policies, Portfolio holdings and distributions and the taxation thereof; and (c) dealing with shareholder complaints and correspondence directed to or brought to the attention of AB. AB may enter into agreements with other organizations whereby some or all of AB’s duties under this Agreement may be delegated, and such organizations will be compensated therefor by AB.

2.

Limitation of Liability. Subject to Section 36 of the Act, AB, and the directors, officers and employees of AB, shall not be liable to the Fund or the Portfolios for any error of judgment or mistake of law or for any loss arising out of the performance or non-performance of duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of, or by reason of reckless disregard of, obligations and duties under this Agreement.

3.

Indemnification. The Fund, on behalf of the Portfolios, shall indemnify and hold harmless AB, and the directors, officers, and employees of AB, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the performance or non-performance of any duties under this Agreement, provided, however, that nothing herein shall be deemed to protect AB or any director, officer or employee thereof against any liability to the Fund or its shareholders, to which AB or any director, officer or employee thereof would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

4.

Expenses. AB shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of the Directors who are employees of AB. AB shall not be required to pay any other expenses of the Fund or the Portfolios, including (a) the fees payable to AB under this Agreement and the Investment Management Agreement; (b) the fees and expenses of Directors who are not affiliated with AB; (c) the fees and expenses of the Custodian and Transfer Agent, including but not limited to fees and expenses relating to Fund accounting, pricing of the shares of the Portfolios and computation of net asset value; (d) the fees and expenses of calculating yield and/or performance of the Portfolios; (e) the charges and expenses of legal counsel and independent accountants; (f) all taxes and corporate fees payable to governmental agencies; (g) the fees of any trade association of which the Fund is a member; (h) reimbursement of the Portfolios’ share of the organization expenses of the Portfolios or the Fund; (i) the fees and expenses involved in registering and maintaining registration of the Fund and the Portfolios’ shares with the Securities and Exchange Commission, registering the Fund as a broker or dealer and qualifying the shares of the Portfolios under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes, allocable communications expenses with respect to investor services, all expenses of shareholders’ and Board meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) brokers’ commissions, dealers’ mark-ups and any issue or transfer taxes chargeable in connection with the Portfolios’ transactions; (k) the cost of stock certificates representing shares of the Pomohos; (1) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolios’ business.

5.

Compensation. As compensation for the services performed by AB pursuant to Section 1 of this Agreement, the Fund, on behalf of each Portfolio, or each class of a Portfolio, will pay to AB a fee as set forth on the attached Appendix B. Nothing in this Agreement shall prohibit the Directors from approving the payment by the Fund, or any of the Portfolios, of additional compensation to others for consulting services, supplemental research and security and economic analysis.

6.

Term of Agreement. This Agreement shall continue in effect with respect to any Portfolio or applicable class of a Portfolio for a period of more than one year from the initial effective date only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Portfolios or classes, by the Fund, by the Board or, with respect to any Portfolio or class, by vote of a majority of the outstanding voting securities (as defined in the Act) of that Portfolio or class, as applicable, or by AB, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

7.

Miscellaneous: This Agreement may be amended by mutual written consent. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. AB may perform the same services for other persons or entities, including other investment companies.

IN WITNESS WHEREOF, the Fund, on behalf of the Portfolios, and AB have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SANFORD C. BERNSTEIN FUND, INC.

By:	/s/ Nancy E. Hay
Name: Nancy E. Hay
Title: Assistant Secretary

ALLIANCEBERNSTEIN L.P.

By:	/s/ Emilie D. Wrapp
Name: Emilie D. Wrapp
Title: Assistant Secretary

APPENDIX A

PORTFOLIOS AND CLASSES

•	Short Duration Plus Portfolio - Short Duration Plus Class

•	Intermediate Duration Portfolio – Intermediate Duration Class

•	Short Duration Diversified Municipal Portfolio – Short Duration Diversified Municipal Class

•	New York Municipal Portfolio – New York Municipal Class

•	California Municipal Portfolio – California Municipal Class

•	Diversified Municipal Portfolio – Diversified Municipal Class

•	International Portfolio – International Class

•	Tax-Managed International Portfolio –Tax-Managed International Class

•	Emerging Markets Portfolio – Emerging Markets Class

•	Overlay A Portfolio – Class 1

•	Tax-Aware Overlay A Portfolio – Class 1

•	Overlay B Portfolio – Class 1

•	Tax-Aware Overlay B Portfolio – Class 1

•	Tax-Aware Overlay C Portfolio– Class 1

•	Tax-Aware Overlay N Portfolio – Class 1

A-1

APPENDIX B

As compensation for the services performed by AB pursuant to Section 1 of this Agreement, the Fund, on behalf of the relevant Portfolio or class of shares will pay to AB, promptly after the end of each month, a fee assessed at an annual rate set forth below of the average daily net assets of each Portfolio or relevant class of the Portfolio, as applicable, during the month. If AB shall serve under this Agreement for less than the whole of any month, the fee under this Agreement shall be prorated.

Portfolio/Classes	Annual Fee Rate
Short Duration Plus Portfolio – Short Duration Plus Class	0.10 of 1%
Intermediate Duration Portfolio –Intermediate Duration Class	0.10 of 1%
Short Duration Diversified Municipal Portfolio – Short Duration Diversified Municipal Class	0.10 of 1%
New York Municipal Portfolio – New York Municipal Class	0.10 of 1%
California Municipal Portfolio – California Municipal Class	0.10 of 1%
Diversified Municipal Portfolio – Diversified Municipal Class	0.10 of 1%
International Portfolio – International Class	0.25 of 1%
Tax-Managed International Portfolio –Tax-Managed International Class	0.25 of 1%
Emerging Markets Portfolio –Emerging Markets Class	0.25 of 1%
Overlay A Portfolio – Class 1	0.20 of 1%
Tax-Aware Overlay A Portfolio – Class 1	0.20 of 1%
Overlay B Portfolio – Class 1	0.15 of 1%
Tax-Aware Overlay B Portfolio – Class 1	0.15 of 1%
Tax-Aware Overlay C Portfolio – Class 1	0.15 of 1%
Tax-Aware Overlay N Portfolio – Class 1	0.15 of 1%